EXHIBIT 23.1

AUDITORS’ CONSENT

     We hereby consent to the incorporation by reference in this Amendment No. 4 to Registration Statement on Form S-4 of Golden Star Resources Ltd., Registration No. 333-118957, of our report dated February 2, 2005 relating to the financial statements and our report dated April 28, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

CHARTERED ACCOUNTANTS
Calgary, Canada
May 11, 2005